Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-167531 and 333-156566 on Form S-3 and in Registration Statements Nos. 333-144713 and 333-150996 on Form S-8 of our reports dated March 14, 2011, relating to the consolidated financial statements of Encore Bancshares, Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Encore Bancshares, Inc. for the year ended December 31, 2010.

/s/ Deloitte & Touche LLP

Houston, Texas

March 14, 2011